Exhibit 22.01

Subsidiaries of SAN Holdings, Inc.    Jurisdiction of   Names Under Which
Name of Subsidiary                    Incorporation     Business is Conducted
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SANZ Inc.                             Colorado          Storage Area Networks
                                                        SANZ

Solunet Storage Holding Corp.#        Delaware          StorNet Solutions
                                                        Solunet Storage
                                                        SANZ Federal

# As of March 2005, Solunet Storage Holding Corp. was merged into Solunet Storage, Inc., a wholly-owned subsidiary of Sanz Inc.